Exhibit 99.1

News Release

Media Contacts:	Amy Rose	Investor Contacts:	Eva Boratto
	(908) 423-6537		(908) 423-5185

	David Caouette		Carol Ferguson
	(908) 423-3461		(908) 423-4465

Merck Announces Second-Quarter 2009 Financial Results

•	Merck Announces Second-Quarter 2009 Non-GAAP EPS of $0.83, Excluding Certain Items; Second-Quarter GAAP EPS of $0.74

•	Company Results Driven by Solid Operational Performance with Significant Growth from Key Products SINGULAIR, JANUVIA, JANUMET and ISENTRESS

•	Merck Reaffirms Full-Year 2009 Non-GAAP EPS Range of $3.15 to $3.30, Excluding Certain Items; Reaffirms 2009 GAAP EPS Range of $2.84 to $3.09

WHITEHOUSE STATION, N.J., July 21, 2009 – Merck & Co., Inc. today announced financial results for the second quarter of 2009. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the quarter of $0.83, which excludes $0.09 of restructuring charges and merger-related expenses. Second-quarter GAAP EPS was $0.74.

Worldwide sales for the second quarter of 2009 were $5.9 billion, a decrease of 3 percent compared to the second quarter of 2008. Excluding the impact of foreign exchange, total revenue would have increased 3 percent from the second quarter of 2008. Net income1 for the second quarter was $1,556.3 million, compared with $1,768.3 million in the second quarter of 2008. For the first six months of 2009, worldwide sales were $11.3 billion and net income1 was $2,981.3 million.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows.

	Quarter Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
GAAP EPS	$0.74	$0.82	$1.41	$2.34
EPS impact of items*	0.09	0.04	0.16	(0.59)

Non-GAAP EPS that excludes items listed below[2]	$0.83	$0.86	$1.57	$1.75

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[1]	Net income attributable to Merck & Co., Inc.
[2]	Merck is providing information on 2009 and 2008 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

* Amount calculated as follows (in millions except per share amounts)	Second- Quarter 2009	Second- Quarter 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Gain on distribution from AstraZeneca	$—	$—	$—	$(2,223)
Costs related to 2008 global restructuring program	192	—	367	—
Costs related to 2005 global restructuring program	—	118	—	203
Pre-closing merger-related expenses	94	—	113	—
Net decrease (increase) in income before taxes	286	118	480	(2,020)
Income tax (benefit) expense impact on above items	(80)	(41)	(137)	737
Decrease (increase) in net income	$206	$77	$343	$(1,283)
EPS impact of items	$0.09	$0.04	$0.16	$(0.59)

“Driven by strong growth in our newest pharmaceutical products and in SINGULAIR, Merck delivered solid operational results for the second quarter,” said Richard T. Clark, chairman, president and chief executive officer. “We’re committed to maximizing the therapeutic and commercial potential of our in-line and newly launched products. At the same time, we’re making significant investments to further strengthen our pipeline. With our continuing focus on scientific innovation, and the expanded pipeline and product portfolio that will result from our pending merger with Schering-Plough, Merck is well positioned as a global health care leader.”

Financial Highlights

Materials and production costs were $1.4 billion for the quarter, a decrease of 3 percent from the second quarter of 2008. The second quarters of 2009 and 2008 include $47 million and $16 million, respectively, for costs associated with global restructuring programs. The gross margin was 77.1 percent for the second quarter of 2009 versus 76.9 percent for the same period in 2008, reflecting 0.8 and 0.3 percentage point unfavorable impacts, respectively, from restructuring costs noted above.

Marketing and administrative expenses were $1.7 billion for the second quarter of 2009, a decrease of 10 percent from the second quarter of 2008. Costs for the second quarter of 2009 include $44 million of merger-related expenses.

Research and development expenses were $1.4 billion for the quarter, an increase of 19 percent from the second quarter of 2008 reflecting in part an increase in the company’s external licensing activity. The 2009 expenses include $108 million for costs associated with the company’s 2008 global restructuring program.

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Restructuring costs, primarily related to employee separations, were $37 million for the second quarter of 2009 and $102 million for the second quarter of 2008. As of June 30, 2009, Merck had approximately 53,200 employees.

Total overall costs associated with the company’s global restructuring programs included in materials and production, research and development, and restructuring costs were $192 million and $118 million for the second quarter of 2009 and 2008, respectively, primarily comprised of employee separations and accelerated depreciation.

Equity income from affiliates was $587 million in the second quarter of 2009, an increase of 12 percent from the second quarter of 2008 primarily as a result of higher contributions from AstraZeneca LP.

Other (income) expense, net, for the second quarter was $4 million of expense compared with $113 million of income in the second quarter of 2008. Costs for the second quarter of 2009 include $50 million in commitment fees related to the financing of the Schering-Plough merger.

The second quarter effective tax rate was 19.3 percent. The effective tax rate excluding the impact of restructuring charges and merger-related costs was 20.4 percent, reflecting a benefit of approximately 5 percentage points resulting from favorable tax settlements.

2009 Guidance

The company reiterated its expectations for 2009 non-GAAP EPS to be between $3.15 to $3.30, excluding certain items, and reaffirmed its 2009 GAAP EPS range of $2.84 to $3.09. The 2009 GAAP guidance includes a pretax charge of approximately $400 million to $600 million associated with the company’s 2008 global restructuring program and $250 million to $350 million of pre-closing costs related to the Schering-Plough merger.

Merck said it is reaffirming its guidance for full-year 2009 revenue (as reported by Merck & Co., Inc.) of $23.2 billion to $23.7 billion.

All of the 2009 guidance provided by the company excludes contributions from Schering-Plough that would result from the merger and any costs incurred upon closing of the merger, which is expected to occur in the fourth quarter.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows.

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Full-Year 2009
GAAP EPS	$2.84 to $3.09
EPS impact of items*	$0.31 to $0.21
Non-GAAP EPS that excludes items listed below	$3.15 to $3.30

* Amount calculated as follows (in millions except per share amounts)	Full-Year 2009

Costs related to the global restructuring program	$600 to $400
Pre-closing merger-related expenses	350 to 250
Income tax expense (benefit) on above items	(300) to (200)
(Increase) decrease in net income	$650 to $450
EPS impact of items	$0.31 to $0.21

Details on Merck’s full-year 2009 financial guidance can be found on page 9 of this news release.

Product Performance Highlights

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.3 billion for the second quarter of 2009, representing a 16 percent increase compared with the second quarter of 2008.

Combined global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), as reported by the Merck/Schering-Plough partnership, were $1.0 billion for the second quarter of 2009, representing a 10 percent decline compared with the second quarter of 2008. Global sales of ZETIA, marketed as EZETROL outside the United States, were $514 million in the second quarter, a decrease of 8 percent compared with the second quarter of 2008. Second-quarter 2009 global sales of VYTORIN, marketed outside the United States as INEGY, were $520 million, a decrease of 12 percent compared with the same period in 2008. The company records the results from its interest in the Merck/Schering-Plough partnership, which totaled $362 million in the second quarter, in equity income from affiliates.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR3 (losartan potassium and hydrochlorothiazide), were $906 million for the second quarter of 2009, representing a 4 percent decrease compared with the second quarter of 2008.

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[3]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

JANUVIA (sitagliptin), Merck’s first-in-class DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $462 million during the second quarter of 2009, representing a 38 percent increase compared with same quarter in 2008. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $155 million during the quarter, an increase of 113 percent compared with the second quarter 2008.

Merck’s cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), posted total sales as recorded by Merck of $268 million for the second quarter of 2009, an 18 percent decline from the same quarter in 2008. Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company’s interest in the joint venture are recorded in equity income from affiliates.

Worldwide sales of ROTATEQ (rotavirus vaccine, live, oral, pentavalent), Merck’s vaccine to help protect children against rotavirus gastroenteritis, as recorded by the company, were $126 million in the second quarter of 2009, a decrease of 29 percent from the second quarter of 2008.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $42 million in the United States for the second quarter of 2009, a decrease of 36 percent from the second quarter of 2008. In early June, Merck resumed normal shipping schedules for ZOSTAVAX.

ISENTRESS (raltegravir), Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, reported worldwide sales of $172 million for the second quarter of 2009, an increase of 123 percent compared with the second quarter 2008. The U.S. Food and Drug Administration recently expanded the medicine’s indication to include HIV-positive patients starting therapy for the first time (treatment naïve) in addition to its use in treatment-experienced patients.

Merck’s Other Reported Products category is comprised of a number of products that treat or prevent a broad range of medical conditions. Other Reported Products totaled $1.7 billion for the second quarter, representing a 13 percent decline compared with the second quarter of 2008. Those sales include second quarter 2009 sales of $277 million for FOSAMAX and the $172 million in sales for ISENTRESS noted above.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $322 million for the second quarter of 2009, an increase of 1 percent compared with the same period a year earlier.

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Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $386 million in the second quarter.

Merger Update

Merck said its previously announced merger with Schering-Plough is progressing as planned, with the closing anticipated in the fourth quarter. During the second quarter, the U.S. Securities and Exchange Commission completed its review of the companies’ joint merger proxy statement. The company successfully completed a $4.25 billion public debt offering the proceeds of which will be used for general corporate purposes and/or to fund a portion of the cash consideration of the merger. Merck has previously said it has received an anticipated second request for information from the U.S. Federal Trade Commission with regard to its Hart-Scott-Rodino Antitrust Improvements Act of 1976 filing.

The merger is subject to approval by Merck and Schering-Plough shareholders and each company’s special meeting has been scheduled for Aug. 7 where shareholders will vote on the proposed merger. It is also subject to the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as clearance by the European Commission under the EC Merger Regulation and certain other foreign jurisdictions. Until the merger closes, both companies will continue to operate independently.

Merck continues to expect the combined company will achieve a high single-digit non-GAAP EPS compound annual growth rate from 2009 to 2013 when compared to Merck on a standalone basis in 2009.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s second-quarter earnings conference call today at 8:30 a.m. EDT by visiting the Newsroom section of Merck’s Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 12 p.m. EDT today through 5 p.m. EDT on July 28. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 10936810.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and

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markets vaccines and medicines to address unmet medical needs. The company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the actual terms of the financing required for the merger and/or the failure to obtain such financing; the failure of Schering-Plough or Merck stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s and Schering-Plough’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s and Schering-Plough’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s Quarterly Report on Form 10-Q for the quarterly period ended March 31,

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2009, the proxy statement filed by Merck on June 25, 2009 and each company’s other filings with the U.S. Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Additional Information

In connection with the proposed transaction, Schering-Plough filed a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the SEC. Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they contain important information. Investors may obtain free copies of the registration statement and joint proxy statement, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2009 annual meeting of shareholders, filed with the SEC on April 27, 2009, and information regarding Merck’s directors and executive officers is available in the registration statement and joint proxy statement, filed with the SEC on June 25, 2009. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the contemplated transactions is included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.

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Merck Financial Guidance for 2009

This guidance is based on recent exchange rates. Also, all of the guidance provided by the company excludes contributions from Schering-Plough that would result from the merger and any costs incurred upon closing of the merger, which is expected to occur in fourth quarter.

Sales forecasts for Merck & Co., Inc. and major products for 2009 are as follows:

Worldwide 2009 Sales
Total Sales* (as recorded by Merck & Co., Inc.)	$23.2 to $23.7 billion

Product
SINGULAIR (Respiratory)	$4.4 to $4.7 billion
COZAAR/HYZAAR (Hypertension)	$3.4 to $3.7 billion
JANUVIA/JANUMET (Diabetes)	$2.4 to $2.7 billion
GARDASIL (as recorded by Merck & Co., Inc.)	$1.1 to $1.3 billion
Other vaccines (as recorded by Merck & Co., Inc.)	$2.7 to $3.0 billion
Other reported products**	$6.4 to $6.8 billion

*	Total sales equals sales from listed products plus supply sales to our partners (primarily AstraZeneca) and other non-promoted products.
**	Other reported products is comprised of: ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, FOSAMAX, INVANZ, ISENTRESS, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TREDAPTIVE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.

•

Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2009, Merck anticipates that these revenues will be approximately $1.3 billion to $1.5 billion.

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Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and Sanofi Pasteur MSD combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.3 billion to $2.6 billion for 2009.

•

Product gross margin (PGM) percentage is estimated to be approximately 77 percent to 78 percent for the full-year 2009. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2009.

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Marketing and administrative expense is anticipated to be approximately $6.9 billion to $7.2 billion. This guidance excludes the portion of the merger-related costs that will be included in marketing and administrative expense in 2009.

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Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.7 billion to $5.0 billion. This guidance excludes the portion of the restructuring costs that will be included in research and development expense in 2009.

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As part of the company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2009. The aggregate 2009 pretax expense related to these activities is estimated to be in the range of $400 million to $600 million.

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As part of the company’s planned merger with Schering-Plough, costs will be incurred in 2009. The aggregate 2009 pre-closing costs related to these activities are estimated to be in the range of $250 million to $350 million.

•	The consolidated 2009 non-GAAP tax rate is estimated to be approximately 21 percent to 24 percent.

Given these guidance elements, Merck anticipates full-year 2009 non-GAAP EPS of $3.15 to $3.30, excluding certain items, and 2009 GAAP EPS in the range of $2.84 to $3.09.

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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended June 30, 2009, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Quarter Ended June 30 (Unaudited)
	2009	2008	% Change
Sales	$5,899.9	$6,051.8	(3)%

Costs, Expenses and Other
Materials and production (1)	1,353.9	1,396.5	(3)
Marketing and administrative (2)	1,729.5	1,930.2	(10)
Research and development (3)	1,395.3	1,169.3	19
Restructuring costs (4)	37.4	102.2	(63)
Equity income from affiliates	(587.1)	(523.0)	12
Other (income) expense, net (5)	3.6	(112.8)	*

Income Before Taxes	1,967.3	2,089.4	(6)

Taxes on Income (6)	379.0	290.2

Net Income	$1,588.3	$1,799.2	(12)

Less: Net Income Attributable to Noncontrolling Interests	32.0	30.9

Net Income Attributable to Merck & Co., Inc.	$1,556.3	$1,768.3	(12)

Average Shares Outstanding Assuming Dilution	2,110.0	2,151.9

Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders (7)	$0.74	$0.82	(10)

*	> 100%
(1)	Includes restructuring costs of $47 million in the second quarter of 2009 and $16 million in the second quarter of 2008 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Reflects merger-related costs of $44 million and the impact reserving an additional $25 million solely for future legal defense costs for FOSAMAX litigation in the second quarter of 2009.
(3)	Includes restructuring costs of $108 million in the second quarter of 2009 primarily related to accelerated depreciation associated with Merck’s 2008 global restructuring program.
(4)	Restructuring costs represent separation and other related costs associated with the global restructuring programs.
(5)	Other (income) expense, net in the second quarter of 2009 reflects $50 million of merger-related costs.
(6)	The second quarter 2009 effective tax rate was 19.3%. The effective tax rate excluding the impact of restructuring charges and merger-related costs was 20.4%, reflecting a benefit of approximately five percentage points resulting from favorable 2009 tax settlements. The second quarter 2008 effective tax rate was 13.9%. The effective tax rate excluding the impact of restructuring charges was 15.0%, reflecting a net benefit of approximately nine percentage points primarily relating to the favorable impact of 2008 tax settlements.
(7)	On January 1, 2009, the company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which requires the allocation of net income between common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate earnings per share assuming dilution was $1,551.5 million and $1,763.6 million for the second quarter of 2009 and 2008, respectively.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the six months ended June 30, 2009, compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (In Millions Except Earnings per Common Share) Six Months Ended June 30 (Unaudited)
	2009	2008	% Change
Sales	$11,285.1	$11,873.9	(5)%

Costs, Expenses and Other
Materials and production (1)	2,687.7	2,634.6	2
Marketing and administrative (2)	3,362.5	3,784.7	(11)
Research and development (3)	2,619.5	2,247.6	17
Restructuring costs (4)	101.7	171.9	(41)
Equity income from affiliates	(1,173.0)	(1,175.1)	—
Other (income) expense, net (5)	(63.6)	(2,322.0)	(97)

Income Before Taxes	3,750.3	6,532.2	(43)

Taxes on Income (6)	706.2	1,398.6

Net Income	$3,044.1	$5,133.6	(41)

Less: Net Income Attributable to Noncontrolling Interests	62.8	62.8

Net Income Attributable to Merck & Co., Inc.	$2,981.3	$5,070.8	(41)

Average Shares Outstanding Assuming Dilution	2,109.8	2,163.2

Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders (7)	$1.41	$2.34	(40)

(1)	Includes restructuring costs of $69 million in the first six months of 2009 and $31 million in the first six months of 2008 primarily related to accelerated depreciation associated with Merck’s global restructuring programs.
(2)	Includes merger-related costs of $50 million in the first six months of 2009. Also, includes the impact of reserving an additional $25 million in the first six months of 2009 and $40 million in the first six months of 2008 solely for future legal defense costs for FOSAMAX litigation.
(3)	Includes restructuring costs of $196 million in the first six months of 2009 primarily related to accelerated depreciation associated with Merck’s 2008 global restructuring program.
(4)	Restructuring costs represent separation and other related costs, as well as gains on sales of facilities and related assets in 2008, associated with global restructuring programs.
(5)	Other (income) expense, net in the first six months of 2009 reflects $63 million of merger-related costs. Other (income) expense, net in the first six months of 2008 reflects a $2.2 billion gain related to a distribution from AstraZeneca LP, a $300 million expense for a contribution to The Merck Company Foundation, a $249 million gain on the company’s remaining worldwide rights to AGGRASTAT and a $58 million charge in connection with the resolution of an investigation into whether the company violated state consumer protection laws with respect to the sales and marketing of VIOXX.
(6)	The effective tax rate was 18.8% for the first six months of 2009. The effective tax rate excluding the impact of restructuring charges and merger-related costs was 19.9%, reflecting a net benefit of approximately five percentage points resulting from second quarter 2009 tax settlements as well as the settlement reached with the Canada Revenue Agency in first quarter 2009. The effective tax rate was 21.4% for the first six months of 2008. The effective tax rate excluding the impacts of the gain on distribution from AstraZeneca LP and restructuring charges was 14.7%, reflecting a net benefit of approximately eight percentage points primarily relating to the favorable impact of 2008 tax settlements and the realization of foreign tax credits.
(7)	On January 1, 2009, the company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, which requires the allocation of net income between common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate earnings per share assuming dilution was $2,972.3 million and $5,057.7 million for the first six months of 2009 and 2008, respectively.